Loan Agreement

This agreement was made by the following parties in Shenyang on ___, 2004.

Lenders(Party A):

Borrower(Party B): AXM Pharma (Shenyang) Inc.

Address: Room 3004, Sankei Torch Building ,No. 262A of Shifu Road, Shenhe Distract, Shenyang City

Tel.: 86-24-2279-1280

Fax: 86-24-2279-1279

Legal Representative: Ms. Wang Weishi

Whereas the Lenders are willing to provide loan to the Borrower for its payment of the construction project and purchasing of equipments, and the Borrower is willing to get the loan; therefore, through friendly consultation, the following agreement was reached by the above parties to abide by.

Clause Ⅰ Loan Relationship

The Borrower confirmed to borrow RMB     in all from the above Lenders(the “Loan”), and the Lenders should remit the Loan to the following account before            , 2004:

Clause Ⅱ Rate of the Loan

For the rate of the Loan under this agreement shall be 24% of the yearly rate, and the daily rate of the Loan should be computed based on 365 days per year.

Clause Ⅲ Term of the Loan

The term of the Loan under this agreement should be 90 days, started from the date when the Borrower receives the Loan (“the Beginning Date”), and after 90 days (“the Due Date”) the Loan will be due. The Borrower should repay all the Loan and interest of the Loan to the Lender in one time when the Loan is due.

OR

The term of the Loan under this agreement should be 180 days, started from the date when the Borrower receives the Loan (“the Beginning Date”), and after 180 days (“the Due Date”) the Loan will be due. The Borrower should repay all the Loan and interest of the Loan to the Lender in one time when the Loan is due. However, if the Borrower repays the Loan within 90 days following the Beginning Date, the interest shall be calculated based on the 90 days; if the Borrower repays the Loan after 90 days but within 180 days following the Beginning Date, the interest shall be calculated based on the actual days.

Clause Ⅳ Default

In case that the Borrower fails to repay all of the Loan and interest to the Lenders on the due date, then from the due date, the rate of the Loan should be adjusted to 40% of the yearly rate(based on 365 days per year), and there will be no double interest. At that time the Lenders are also authorized to apply to other relief measures.

Clause Ⅴ Due Bill

The Borrower should provide the Lenders with the three-slices due bill on the date when the Borrower receives the Loan.

Clause Ⅵ Jurisdiction

The enforcement and explanation of this contract are in accordance with the relative laws of P.R.C.; Any dispute aroused from this agreement should be settled through Shenyang Arbitration Committee.

Clause Ⅶ This  agreement was made in two original copies, with each party hold on copy; all the copies has the same legal enforcement.

Clause Ⅷ This agreement will become effect on the Beginning Date , and will be invalid on the date when the Borrower repays all the Loan and interest .

Lendrers:

Signature:

Borrower: AXM Pharma (Shenyang)Inc

Signature:

Witness:

Signature:

Date: